Exhibit 99.1

News release

Tuesday, January 28, 2014	For immediate release

Endurance International Group Expands in India and Beyond

Endurance completes Directi acquisition, extending international reach

Endurance International Group (NASDAQ: EIGI) is pleased to announce that it has completed the acquisition of the web presence business of Directi, which operates India’s largest domain registration business. The acquisition of Directi includes B2B brands ResellerClub, LogicBoxes and webhosting.info as well as successful web presence brand BigRock.

Endurance pursued the acquisition because of the strong track record Directi has of developing demand for domain sales and web presence solutions in emerging markets. The acquisition allows Endurance to “double down” its investment in emerging markets and to bring the power and the promise of the web to small businesses around the world. Says Endurance CEO Hari Ravichandran, “We are very pleased to welcome Directi to the Endurance family. We believe this acquisition represents an excellent opportunity for Endurance to expand its footprint and positions us for further growth.”

Additionally, Endurance was impressed with the strength of Directi’s management team, led by CEO Bhavin Turakhia. Mr. Turakhia has agreed to be closely involved in the integration of the two companies.

Mr. Ravichandran commented, “The more we learned about Directi, the more impressed we became. Their approach to recruitment is highly selective, particularly for developers and is similar to that of major sports figures here in the United States. They have managed to build a blue chip organization without losing their entrepreneurial spirit. And in fact, the Endurance team intends to learn from Directi’s approach to developing new markets.” Mr. Turakhia concurs, saying “Our interactions with Hari and the leadership team at Endurance helped us realize that our collective strengths across brands, geographies, teams, and products were significant. Also, we felt confident that the DNA of our organizations was a great match, which was very important to me personally as Directi’s founder.”

Directi’s web presence business offers a wide range of products and solutions serving the technology landscape.

ResellerClub (http://www.resellerclub.com/) is a platform provider for web designers, web hosts, domain resellers and other web service providers, offering domain names, shared hosting, reseller hosting, VPS, enterprise email, a DIY site builder and SSL certificates. ResellerClub manages approximately 4.25 million domains through a network of more than 200,000 direct and indirect resellers located across the globe, including China, the United Kingdom, Russia, India, Brazil, Germany, Turkey and Indonesia. ResellerClub offers a compelling reseller experience that localizes websites and interfaces in local languages and currencies.

Established in 2010, BigRock (http://www.bigrock.in) is one of India’s leading hosting providers. BigRock has been a pioneer in launching award winning advertising campaigns across television and digital media, which use humor to educate and enlighten viewers. These include the recent films ‘Rachel’s Yoga’ – a visual pun on the dedication that Rachel brings to her work as a yoga instructor – and the ‘.com/.net domain name assembly line’– which is closing in on a million YouTube views.

BigRock is also the founder of ’httpx’ — India’s first ever dedicated event series for web designers and developers. Held in both Mumbai and Delhi for the 2013 edition, the conference had more than 2,000 registrations and featured learning sessions with notable speakers from the Indian Internet industry.

The final leg of the stool is the B2B player LogicBoxes (https://www.logicboxes.com/), a premier business automation technology and consulting solutions provider focused on serving larger companies at the top of the food chain. These include registries, registrars, ISPs, telcos and some of the world’s leading web hosts — one of them being Endurance’s own HostGator. The LogicBoxes platform currently serves over 100 registrars in more than 35 countries around the world and manages through its registrar base approximately 3.75 million domains. LogicBoxes is well poised to capitalize on the wave of new gTLDs launching in the coming months. They recently launched a comprehensive and forward-looking SaaS solution for new gTLD registries aimed at helping them with their vertical integration and go-to-market plans.

Said Mr. Ravichandran, “Directi is an important piece of our strategy for emerging markets and global growth, and we are very eager to take the next step in our journey together.”

About Endurance International Group

Endurance International Group is a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online. Less than 20 years old, Endurance serves over 3.4 million subscribers through a family of brands that includes Bluehost, HostGator, Domain.com, FatCow, iPage and Mojo Marketplace. Endurance is headquartered in Burlington, Massachusetts, has a presence in Asia and the Americas, and employs approximately 2,200 people. Endurance provides a comprehensive suite of over 150 products and services that includes web presence and mobile sites, email and eCommerce solutions, as well as more advanced offerings, such as SEO services, scalable computing, security, storage and backup, online marketing and productivity solutions. For more information, visit www.endurance.com.

This press release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations for our acquisition of Directi, the integration of Directi into our operations and our plans for international expansion. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “intend”, “plan”,

“expect”, “believe” or words of similar meaning. Actual results may differ materially from our expectations as a result of various important factors. For additional discussion of these and other factors, please refer to our filings with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and we do not assume any obligation to update such statements.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Press Contacts:

Laurie Coots

(781) 852-3400

Dani LaSalvia

(781) 852-3212

press@endurance.com

India Press Contacts:

Ms. Deepika Gumaste

+91 9769933345

deepika.gumaste@text100.co.in

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